Petroleum
Communication
Holdings, Inc.

August 1, 2006

INFORMATION ARCHITECTS CORPORATION (IACH)
Todd Morgan
CEO
1420 NW 23 th Ave,
Ft. Lauderdale, FL 33311

Dear Mr. Morgan,

As we have discussed on several occasions over the last 4 month, IACH as a result of apparent misrepresentation by IFGT-SI, cannot deliver a clear recordable quit claim deed on the Oil and Gas Lease with James Throngburg dated August 27, 2001. As a subsequent result I am forced to cancel that transaction and all related agreements, without prejudice, effective immediately.

Under Section 144, of the U.S. Securities Act of 1933, any stock issued and not fully compensated for is cancelable. Do to IFGT-SI inability to deliver clear title to this property and the subsequent impact on the terms of our agreement, PTLC has not been dully compensated, and therefore any stock issued in relation to this transaction is cancelable.

Please consider this official notice that the transaction between IACH and Petroleum Communication Holdings, Inc. (PTLC), executed on November 13, 2005, for the exchange of 500 million of PTLC common shares and 48 million series F shares in exchange for the above referenced oil and gas lease is now considered null and void.

Please return the share certificates issued for this transaction within 30 days. I will be notifying the PTLC stock transfer agent to cancel these shares of record immediately.

Kindest regards,

Ernest Phillips
President & CEO

CC. William Craig

3612 Ventura Dr. E. Lakeland, FL 33811. Phone: (863) 647-4341. Fax: (863) 648-1140 www.pcholdings.com